Exhibit 99.1

Soligenix Appoints Oreola Donini, PhD, as

Chief Scientific Officer

Princeton, NJ – December 10, 2014 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense, announced today the appointment of Oreola Donini, PhD, as Senior Vice President & Chief Scientific Officer replacing Robert Brey, PhD, who is no longer employed with the Company. Dr. Donini previously held the position of Vice President, Preclinical Research and Development since joining Soligenix on August 15, 2013. She has more than 15 years experience in drug discovery and preclinical development with start-up biotechnology companies and has been instrumental in leading early stage development of several novel therapies into the clinic. Dr. Donini has worked previously with ESSA Pharma Inc., Inimex Pharmaceuticals Inc. and Kinetek Pharmaceuticals Inc., developing novel therapies for infectious disease, cancer and cancer supportive care.

Since joining Soligenix, Dr. Donini has successfully led several of Soligenix’s federally funded biodefense programs as its Principal Investigator. This includes the gastrointestinal acute radiation syndrome program which is funded by both the National Institute of Allergy and Infectious Diseases (NIAID; up to $6.4M over 3 years) and the Biomedical Advanced Research and Development Authority (BARDA; valued up to $26.3M over 5 years). It also includes the nonclinical evaluation of SGX943 as a treatment for melioidosis which is funded by NIAID via a $300K Small Business Innovation Research Grant (SBIR).

Dr. Donini is an inventor of Soligenix’s SGX94 innate defense regulator (IDR) technology and has been instrumental in the initiation of its Phase 2 clinical study for the treatment of oral mucositis in head and neck cancer. Since discovery of the IDR technology, Dr. Donini has been responsible for overseeing all aspects of SGX94 development including its manufacture and preclinical testing, which demonstrated efficacy in combating bacterial infections and mitigating the effects of tissue damage due to trauma, infection, radiation and/or chemotherapy treatment. These preclinical studies culminated in the successful completion of a Phase 1 clinical study.

Prior to joining Soligenix, Dr. Donini worked with ESSA Pharma as the Vice President of Research and Development, leading the preclinical testing of a novel N-terminal domain inhibitor of the androgen receptor for the treatment of prostate cancer. Prior to ESSA, she worked with Inimex Pharmaceuticals as the Senior Director, Preclinical Research and Development and scientific lead for the early development of the IDR technology. Prior to Inimex, she worked with Kinetek Pharmaceuticals as Manager of Cheminformatics in the discovery of novel kinase and phosphatase inhibitors for the treatment of cancer.

Dr. Donini received her PhD from Queen’s University in Kinston, Ontario, Canada and completed her post-doctoral work at the University of California, San Francisco with Dr. Peter Kollman. Her research has spanned drug discovery, preclinical development, manufacturing and clinical development in indications such as acute radiation syndrome, inflammation, infectious disease, cancer and cancer supportive care.

“We are delighted to appoint Dr. Donini to the position of Senior Vice President & Chief Scientific Officer,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “Dr. Donini has demonstrated an astute ability to leverage her diverse development expertise to lead our SGX94 and biodefense programs. Her extensive experience in the areas of inflammation, infectious disease, tissue damage and innate immunity will be instrumental to us as we continue to advance our multiple development programs.”

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense. Our BioTherapeutics business segment is developing SGX301 as a first-in-class photo-dynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201), and our novel innate defense regulator technology (SGX942) for the treatment of oral mucositis.

Our Vaccines/BioDefense business segment includes active development programs for RiVax™, our ricin toxin vaccine candidate, VeloThrax™, our anthrax vaccine candidate, OrbeShield™, our GI acute radiation syndrome therapeutic candidate and SGX101 and SGX943, our melioidosis therapeutic candidates. The development of our vaccine programs is supported by our heat stabilization technology, known as ThermoVax™, under existing and on-going government contract funding.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

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This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment. Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA

Acting Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, NJ 08540

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